WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims agreement (this “Release”), as referenced in the letter agreement (the “Letter Agreement”), dated October 30, 2023, between Alexander & Baldwin, Inc. (the “Company”) and Jerrod Schreck (“you”) (and to which this Release is attached), is between the Company and you.

1.You acknowledge that by reason of your position and duties with the Company and its subsidiary Grace Pacific LLC (“Grace”), you have had access to information of a confidential or sensitive nature. Subject to Section 13, you represent that you have held all such information confidential and agree that you will not use or disclose such confidential or sensitive information in the future (provided that it does not become public knowledge), except as required by subpoena or court process, in which event you agree that you will provide the Company sufficient written notice to contest such subpoena or court process; provided, however, this Section 1 does not waive your rights to enforce the terms of the Letter Agreement or this Release in an action, arbitration or proceeding.

2.Subject to Section 13, you agree that you will not disparage or speak negatively about the Company, its related companies including but not limited to Grace and its related companies, their respective products or services, and their respective shareholders, directors, officers, managers, members, employees, agents, partners, representatives, or investors; provided, however, this Section 2 does not (i) waive your rights to enforce the terms of the Letter Agreement or this Release in an action, arbitration or proceeding, or (ii) limit your ability to respond truthfully to any statement made by the Board (or any of its members), the Board Committees (or any of their members) or the Company’s directors or officers about you. The Company and Grace, including their respective directors, officers, managers and Board Members agree, subject to Section 13, not to disparage or speak negatively about you.

3.You understand and agree that, on or before the earlier of the Elimination Date (as defined in the Letter Agreement) or three days after any earlier date your employment with the Company terminates, you will turn over to such person as identified or directed by your supervisor or other Company management personnel, all files, memoranda, records and other documents, physical or personal property and keys belonging to the Company or Grace.

4.In exchange for, and expressly conditioned on the Company making the payments provided for in the Letter Agreement and otherwise honoring your rights under, and complying with the terms of, the Letter Agreement, and in consideration of the understandings as set forth in this Release and the Letter Agreement, and subject to the exceptions expressly provided below, you hereby release, and forever discharge the Company and its subsidiaries and affiliates (including but not limited to Grace and its subsidiaries and affiliates), and their respective directors, officers, managers, members, employees, trustees, agents, representatives, successors and assigns, from any and all claims, charges, demands, damages and causes of action of whatsoever kind (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Hawaii Whistleblowers’ Protection Act, H.R.S. Chapter 378-61, et seq., the Hawaii Employment Practices Law, H.R.S. Chapter 378 and the Hawaii Civil Rights Act, H.R.S. Chapter 368), you now have, ever had or will have in the future, known or unknown, arising out of your employment with or separation from employment with the Company and Grace, other than vested benefits, if any, under Company benefit plans and any of the amounts payable to you under, or rights provided to you under, the Letter Agreement.

The above release includes, but is not limited to, claims under all state, federal, and local laws, and Company or Grace policies and documents other than this Release. You agree that claims under the Federal Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et seq., as amended, are expressly waived.

Notwithstanding the above, nothing in this Section 4 or this Release shall adversely impact, or preclude you from enforcing, your rights to the agreed-on payments and other rights expressly provided for or referred to in the Letter Agreement.
a.Nothing herein waives any claims or rights which may arise after the date of execution hereof.

b.You acknowledge and agree that you have twenty-one (21) days from your Elimination Date (or, if earlier, the separation of your employment by the Company other than for “Cause,” as defined in the Letter Agreement) to review and consider this Release. You may accept and sign this Release any time during this twenty-one (21) day period. However, if you do so, you are (i) voluntarily waiving your right to review this Release for twenty-one (21) days and (ii) should only do so if the Company has not induced you to waive this period by fraud, misrepresentation, threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period.
c.For seven (7) days following the execution of this Release by you, you shall have the right to revoke this Release, and this Release shall not be effective until the expiration of this 7-day period. To revoke your execution of this Release, you must do so in writing to me before the expiration of this 7-day period.
d.You acknowledge and agree that the Company has advised you that you may consult with an attorney prior to execution of this Release, you have consulted with an attorney and you are entering into this Release freely, knowingly and voluntarily.
e.You acknowledge that you are receiving at least one payment to which you are not otherwise entitled in exchange for signing this Release.
5.In consideration for, among other terms, the above release of claims by you (subject to certain exceptions as stated above), the Company, on behalf of itself and its subsidiaries and affiliates (together with the Company, the “A&B Group”), voluntarily releases and forever discharges you from all claims that, as of the date when the Company signs this Release, the Company (or any such subsidiary or affiliate) had or claimed to have or, prior to that date, ever had or claimed to have had against you, including, without limit, any claims relating to your employment by and separation of employment with the Company, except that this release:

a.shall not apply to any claims against you relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to any member of the A&B Group that constitutes a felony under any federal or state statute committed or perpetrated by you during the course of your employment with the Company or the A&B Group,
b.shall not apply to any claims against you relating to or arising out of any intentional misconduct or the material breach of your fiduciary duty occurring during the course of your employment with the Company or the A&B Group,
c.shall not apply to any claims that may not be released by the Company under applicable law,
d.shall not affect the Company’s rights to enforce this Release, and
e.shall not apply to withholding taxes due from you.
6.You acknowledge and represent that, other than the payments and rights provided for or referenced in the Letter Agreement (including, without limit, your ongoing D&O insurance coverage and indemnification rights), the Company has paid or provided you all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you, if applicable, for services rendered. You further acknowledge and represent that you have received any statutory leave to which you were entitled or which you requested, if any, and that you did not sustain any workplace injury during your employment with the Company.

7.In connection with all matters relating to this Release, neither party admits that it has acted in any way unlawfully as to the other party. The releases are given for the purpose of making a full, final and amicable resolution of each party’s obligations to the other.

8.Any dispute regarding any aspect of the Letter Agreement or this Release or any act which allegedly has or would violate any provision of the Letter Agreement or this Release (“arbitrable dispute”) will be submitted to arbitration in Hawaii conducted by Dispute Prevention & Resolution, Inc. (“DPR”) before an experienced employment arbitrator licensed to practice law in Hawaii and selected in accordance with the rules of DPR as the exclusive remedy for such claim or dispute with the Company to pay for the arbitrator’s fees and any administrative fees assessed by DPR. Should any party to this Release hereafter institute any legal action or administrative proceeding against the other with respect to any Claim waived by this Release or to pursue any arbitrable dispute by any method other than said arbitration, the responding party, if it prevails, shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action as allowed by Hawaii law.

9.Should any of the provisions herein be determined to be invalid, it is agreed that this shall not affect the enforceability of other provisions herein. The parties agree that this Release may not be amended or modified except by a written document signed by both parties.

10.Should either party institute any action or proceeding to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Release, or for a declaration of such party’s rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, each party shall pay its own attorney fees and expenses.

11.This Release shall be binding upon, and inure to the benefit of, the Company and Grace, its successors and/or assigns, and upon you and upon your respective heirs, administrators, representatives, executors, successors and assigns.

12. It is understood and agreed by both parties that this Release represents a compromise and settlement between the parties hereto, and that nothing contained in this Release shall be construed as an admission of liability by or on behalf of either party by whom liability is expressly denied.

13.This Release does not prohibit or restrict you, the Company, or any other person or entity from (i) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the U.S. Securities and Exchange Commission (“SEC”), or any other governmental, regulatory, or legislative body, or self-regulatory body, regarding a possible violation of any Federal or State law, in each case, without advance notice to the Company; or (B) the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the tradesecret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Release, or any other agreement that you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

14.This Release, along with the Letter Agreement, contains the entire understanding of the parties hereto, and together, fully supersede any and all prior agreements or understandings pertaining to the subject matters of this Release except to the extent expressly referenced in this Release or the Letter Agreement. Each of the parties hereto acknowledge that no party or agent of any party has made any promise, representation or warranty whatsoever, either express or implied, not contained herein or in the Letter Agreement concerning the subject matters of this Release or the Letter Agreement to induce any other party to execute this Release, and each of the parties to this Release acknowledge that it has not executed this Release in reliance of any such promises, representations or warranties not specifically contained in this Release or the Letter Agreement.

15.You and the Company expressly understand and acknowledge that this Release may be pleaded as a defense to, and may be used as the basis for an attempted injunction against any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted as a result of an alleged breach of this Release by either party.

16.In the event you willfully violate any provision of this Release which causes the Company to suffer harm, the Company will have the right to terminate this Release without any obligation to make further payment to you.

17.This Release shall not be effective unless and until you execute and return one of the two originals hereof executed by the Company and the seven (7) day revocation period, as described in Section 4(c) herein, has lapsed without a revocation of this Release by you. The Company expressly agrees that it may not at any time after the Letter Agreement is signed revoke this Release or modify any of the terms hereof.

18.This Release shall be deemed to have been entered into in the State of Hawaii and shall be construed and interpreted in accordance with the laws of the State of Hawaii.

[Signature page follows.]

If this Release is satisfactory to you, the Release may be signed in separate counterparts, electronically and/or via facsimile, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

You have twenty-one (21) days from your Elimination Data in which to review and consider the terms of this Release and to consult with an attorney. Pursuant to 29 C.F.R.
§ 1625.22(e)(6), and as indicated by signing below, you may knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i).

ALEXANDER & BALDWIN, INC.

/s/ Derek Kanehira		Date:	December 28, 2023
Derek Kanehira
Its Senior Vice President

UNDERSTOOD AND AGREED:

/s/ Jerrod M. Schreck

JERROD M. SCHRECK

Date:	Dec 28, 2023

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby
knowingly and voluntarily waive the twenty-one
(21) day pre-execution consideration period set
forth in 29 U.S.C. § 626(f)(1)(F)(i)

/s/ Jerrod M. Schreck

JERROD M. SCHRECK

Date:	Dec 28, 2023